Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statement Number 333-148330 on Form S-3 of our reports relating to the financial statements of United States Oil Fund, LP as of December 31, 2007, 2006 and 2005 and for the year ended December 31, 2007, the period from April 10, 2006 (commencement of operations) through December 31, 2006 and the period from inception (May 12, 2005) through December 31, 2005 and the effectiveness of United States Oil Fund, LP’s internal control over financial reporting dated March 1, 2008, appearing in this Annual Report on Form 10-K of United States Oil Fund, LP for the year ended December 31, 2007.

/s/ SPICER JEFFRIES LLP
Greenwood Village, Colorado
March 1, 2008